FOR MORE INFORMATION:	Company Contact:
Jacqueline Lemke
President, CEO and CFO
Phone: 765.497.5829
jlemke@BASinc.com

Agency Contact:
Neil Berkman
Berkman Associates
Phone: 310.477.3118
info@berkmanassociates.com

BASi Reports Second Quarter Results

WEST LAFAYETTE, IN -- May 15, 2013 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) today announced financial results for the second quarter and first half of fiscal 2013.

"We are pleased with the results of our efforts to consolidate operations and control costs, as evidenced by our higher gross margin and sharply lower operating expenses for this year's second quarter versus the prior year, despite lower revenue. The second quarter results were essentially break-even on the operating income line compared to a substantial operating loss last year," said President & CEO and CFO Jacqueline Lemke.

"We are working hard to increase our revenue by focusing on our established strengths in specialty assay and drug discovery, regulatory excellence, and our market-changing Culex® NxT automated sampling system. We have modified our compensation plan to more closely align with our sales strategy, and are in the process of hiring additional sales representatives to improve our reach on both the east and west coasts. We also are encouraged by the pace of orders for Culex® NxT upgrades.

"During the second quarter we announced our latest collaborative research project, a proof-of-concept study combining Culex® NxT with a glucose sensor developed by Pinnacle Technology to create an innovative new option for high quality data collection for diabetes and other glucose research. We believe this project has the potential to drive additional demand for our Culex system in an area of intense interest among pharmaceutical companies around the world."

Second Quarter Results

For the three months ended March 31, 2013, revenue decreased to $5,156,000, compared to $6,966,000 for the second quarter of fiscal 2012. Gross profit margin increased 48.8% to $1,258,000, or 24.4% of revenue, compared to $1,143,000, or 16.4% of revenue, a year earlier. The operating loss for the second quarter of fiscal 2013 was $9,000, compared to an operating loss of $1,705,000 for the same quarter last year, reflecting the higher gross margin and a 54.5% reduction in operating expenses. The net loss for the second quarter of fiscal 2013 was $169,000, or $0.02 per basic and diluted share. This compares to a net loss for the second quarter of fiscal 2012 of $1,884,000, or $0.27 per basic and diluted share.

Service revenue for the second quarter of 2013 decreased $1,612,000, or 30.5%, versus the same quarter of the prior year. More than half of this revenue loss was due to the consolidation of BASi's Oregon laboratory into its West Lafayette facility and the closure of its UK lab in the second half of fiscal 2012. In addition, certain client program delays caused same-site service revenue to fall below expectations.

Product revenue decreased $198,000, or 11.7%, versus the same quarter of the prior year, primarily due to the delayed launch of Culex ®NxT, but increased 31% compared to the first quarter of fiscal 2013.

EBITDAR for the second quarter of fiscal 2013 was $490,000, an improvement of $1,511,000 compared to the EBITDAR loss of $1,021,000 for the second quarter of fiscal 2012.

First Half Results

For the six months ended March 31, 2013, revenue decreased 24.3% to $10,960,000, compared to $14,482,000 for last year's first half. More than half this decrease was due to the consolidation of BASi's Oregon laboratory into its West Lafayette facility and the closure of its UK lab in the second half of fiscal year 2012. Gross profit margin increased 56.9% to $3,114,000, or 28.4% of revenue, compared to $2,625,000, or 18.1% of revenue, for the first half of fiscal 2012. Operating income for the first six months of fiscal 2013 increased to $294,000, compared to an operating loss for the first six months of fiscal 2012 of $3,007,000. The net loss for this year's first half was $30,000, or $0.00 per basic and diluted share. This compares to a net loss for the first half of fiscal 2012 of $3,375,000, or a loss of $0.48 per basic and diluted share.

EBITDAR for the first six months of fiscal 2013 increased to $1,342,000, an improvement of $3,067,000 compared to an EBITDAR loss of $1,725,000 for the first six months of fiscal 2012. Cash provided by operations for this year's first half was $488,000, versus cash used in operations of $361,000 last year.

Balance Sheet Highlights

At March 31, 2013, BASi reported cash and cash equivalents of $140,000, total long-term obligations of $607,000, and shareholders' equity of $9,791,000. Current liabilities at March 31, 2013 included mortgage debt of $5,549,000 that matures in October 2013. The Company continues to explore ways to deal with this debt, including a sale leaseback transaction on its building in West Lafayette. At September 30, 2012, cash and cash equivalents were $721,000, total long-term obligations were $5,998,000, and shareholders' equity was $9,590,000.

Earnings Conference Call

BASi has scheduled a conference call at 11:00 a.m. EST this morning to discuss its results for the quarter. To participate in the call, dial 866.515.2909, passcode #30217450 at least five minutes before the start of the call. A simultaneous webcast may be accessed from the Investors tab at www.BASinc.com The webcast will be available for replay after 2:00 p.m. EST at this same Internet address. For a telephone replay, dial 888.286.8010, passcode #53846195 after 1:00 p.m. EST.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with accounting principles generally accepted in the United States (GAAP). The non-GAAP financial measures are EBITDAR for the second quarters and first six months of fiscal 2013 and 2012. EBITDAR refers to financial performance measures that exclude certain income statement line items, such as interest, taxes, depreciation, and amortization and/or exclude certain non-cash or one-time expenses as permitted by our credit agreements, such as stock-based compensation and restructuring charges.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that these non-GAAP financial measures, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company’s results and may facilitate a fuller analysis of the Company’s results, particularly in evaluating performance from one period to another. Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.

[SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS]

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Service revenue	$3,667	$5,279	$8,337	$10,890
Product revenue	1,489	1,687	2,623	3,592

Total revenue	5,156	6,966	10,960	14,482

Cost of service revenue	3,230	5,066	6,612	10,322
Cost of product revenue	668	757	1,234	1,535

Total cost of revenue	3,898	5,823	7,846	11,857

Gross profit	1,258	1,143	3,114	2,625

Operating expenses:
Selling	292	996	662	1,994
Research and development	123	162	208	340
General and administrative	852	1,626	1,950	3,234

Total operating expenses	1,267	2,784	2,820	5,568

Restructuring charges	--	64	--	64

Operating income (loss)	(9)	(1,705)	294	(3,007)

Interest expense	(163)	(179)	(329)	(368)
Other income	3	--	5	--

Income (loss) before income taxes	(169)	(1,884)	(30)	(3,375)

Income taxes	--	--	--	--

Net income (loss)	$(169)	$(1,884)	$(30)	$(3,375)

Other comprehensive income (loss):
Foreign currency translation adjustment	46	23	55	22

Comprehensive income (loss)	$(123)	$(1,861)	$25	$(3,353)

Basic net income (loss) per share	$(0.02)	$(0.27)	$0.00	$(0.48)
Diluted net income (loss) per share	$(0.02)	$(0.27)	$0.00	$(0.48)

Weighted common shares outstanding:
Basic	7,657	7,034	7,648	6,989
Diluted	7,657	7,034	7,648	6,989

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	Mar. 31,	Sep. 30,
	2013	2012

Assets	(Unaudited)

Current assets:
Cash and cash equivalents	$140	$721
Accounts receivable
Trade, net	2,436	3,366
Unbilled revenues and other	1,136	921
Inventories	1,653	1,656
Refundable Income Taxes	2	--
Prepaid expenses	194	228

Total current assets	5,561	6,892

Property and equipment, net	17,736	18,628
Goodwill	1,383	1,383
Debt issue costs	59	18
Other assets	51	54

Total assets	$24,790	$26,975

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$3,659	$3,934
Accrued expenses	1,420	2,067
Customer advances - deferred revenues	2,675	3,012
Income tax accruals	16	17
Revolving line of credit	813	1,444
Current portion of capital lease obligation	260	330
Current portion of long-term debt	5,549	583

Total current liabilities	14,392	11,387

Capital lease obligation, less current portion	607	739
Long-term debt, less current portion	--	5,259

Commitments and contingencies

Shareholders' equity:
Preferred shares, authorized 1,000,000 shares, no par value: 1,335 Series A shares at $1,000 stated value issued and outstanding at March 31, 2013 and at September 30, 2012	1,335	1,335
Common shares, no par value: authorized 19,000,000 shares; 7,671,364 issued and outstanding at March 31, 2013 and 7,638,738 at September 30, 2012	1,880	1,871
Additional paid-in capital	20,618	20,451
Accumulated deficit	(14,126)	(14,096)
Accumulated other comprehensive income	84	29

Total shareholders’ equity	9,791	9,590

Total liabilities and shareholders’ equity	$24,790	$26,975

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP NET LOSS TO EBITDAR

(In thousands)(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

GAAP Net loss	$(169)	$(1,884)	$(30)	$(3,375)

Addback: Interest expense	163	179	329	368

Depreciation and amortization	435	594	908	1,145
Restructuring expenses	--	64	--	64
Stock option expense	61	26	135	73

EBITDAR	$490	$(1,021)	$1,342	$(1,725)

EBITDAR - Earnings before interest, taxes, depreciation, amortization, restructuring and stock option expenses.